                                                                      EXHIBIT 12

                 THE WILLIAMS COMPANIES, INC. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                            YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------------
                                                  1996      1995      1994      1993      1992
                                                 ------    ------    ------    ------    ------
                                                             (DOLLARS IN MILLIONS)
Earnings:
  Income from continuing operations before
     income taxes..............................  $545.4    $401.4    $246.6    $298.0    $145.5
Add:
  Interest expense -- net......................   353.0     263.4     139.8     140.8     136.5
  Rental expense representative of interest
     factor....................................    27.7      26.9       9.2       8.1       8.3
  Preferred dividends of subsidiaries..........      --       3.7        --        --        .3
  Interest accrued -- 50% owned company........     1.3      30.7      31.7      31.3      27.3
  Minority interest expense....................      --      10.0        --        --        --
  Other........................................     4.2       5.5       2.0       4.1        .4
                                                 ------    ------    ------    ------    ------
          Total earnings as adjusted plus fixed
            charges............................  $931.6    $741.6    $429.3    $482.3    $318.3
                                                 ======    ======    ======    ======    ======
Combined fixed charges and preferred stock
  dividend requirements:
  Interest expense -- net......................  $353.0    $263.4    $139.8    $140.8    $136.5
  Capitalized interest.........................     6.9      14.5       6.0      10.4       8.9
  Rental expense representative of interest
     factor....................................    27.7      26.9       9.2       8.1       8.3
  Pretax effect of dividends on preferred stock
     of the Company............................    16.2      18.0      13.1      19.1      19.4
  Pretax effect of dividends on preferred stock
     of subsidiaries...........................      --       5.8        --        --        .4
  Interest accrued -- 50% owned company........     1.3      30.7      31.7      31.3      27.3
                                                 ------    ------    ------    ------    ------
          Combined fixed charges and preferred
            stock dividend requirements........  $405.1    $359.3    $199.8    $209.7    $200.8
                                                 ======    ======    ======    ======    ======
Ratio of earnings to combined fixed charges and
  preferred stock dividend requirements........    2.30      2.06      2.15      2.30      1.59
                                                 ======    ======    ======    ======    ======

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